Exhibit 99.(17)(a)

Exhibit 17(A)

THE BOARD OF DIRECTORS OF THE PRUDENTIAL SERIES FUND, INC.

RECOMMENDS A VOTE “FOR” THE PROPOSAL.

NOTE: YOUR VOTING INSTRUCTION FORM IS NOT VALID UNLESS IT IS SIGNED.

PLEASE BE SURE TO SIGN YOUR VOTING INSTRUCTION FORM BELOW.

VOTE TODAY BY MAIL OR

TOUCH-TONE PHONE

VOTING INSTRUCTION FORM

VOTING INSTRUCTIONS ARE HEREBY SOLICITED BY THE ABOVE-REFERENCED INSURANCE COMPANY AND THE BOARD OF DIRECTORS OF THE PRUDENTIAL SERIES FUND, INC. (THE “FUND”) IN CONNECTION WITH A SPECIAL MEETING OF SHAREHOLDERS OF THE FUND TO BE HELD ON MARCH   , 2005 AT THE OFFICES OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, 100 MULBERRY STREET, NEWARK, NEW JERSEY AT      A.M.

I (we) the undersigned hereby instruct the above-referenced insurance company to vote the Fund shares to which I (we) the undersigned am (are) entitled to give instructions as indicated on the reverse side of this form or as indicated below.

I (we) wish to instruct the Company to vote “FOR” the proposal.  ☐

Date , 2005

Each owner should sign as his/her name appears on this form; If a contract is owned jointly, each owner should sign; if a contract is held in a fiduciary capacity, the fiduciary should sign and indicate his/her fiduciary capacity.

Signature(s)/Fiduciary Capacity,
if applicable.

PLEASE VOTE BY FILLING IN

THE APPROPRIATE BOX BELOW.

VOTING INSTRUCTION FORM	VOTING INSTRUCTION FORM

	FOR	AGAINST	ABSTAIN

To approve the Plan of Reorganization that would result in shares of the SP MFS Capital Opportunities Portfolio being exchanged for those of the Equity Portfolio of the Fund.	☐	☐	☐